EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2011, with respect to the consolidated financial statements and schedule of Icahn Enterprises Holdings L.P. and Subsidiaries as of December 31, 2010 and 2009 and for the three years in the period ended December 31, 2010, which is included in this Registration Statement. We consent to the use of the aforementioned report in the Registration Statement, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

New York, New York
January 20, 2012